Citigroup Global Markets Holdings Inc	Free Writing Prospectus to Pricing Supplement No. 2025-USNCH29653 Registration Statement Nos. 333-270327 and 333-270327-01 Dated December 16, 2025; Filed pursuant to Rule 433

Trigger Jump Securities with Auto-Callable Feature Based Upon the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the TOPIX® Index Due January       , 2032
Principal at Risk Securities

This document provides a summary of the terms of the securities.  Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying indices:	The EURO STOXX 50® Index (ticker symbol: “SX5E”), the Russell 2000® Index (ticker symbol: “RTY”) and the TOPIX® Index (ticker symbol: “TPX”)
Stated principal amount:	$1,000 per security
Pricing date:	December 29, 2025
Issue date:	January 2, 2026
Maturity date:	January 5, 2032
Valuation dates, potential redemption dates and premiums:	The valuation dates and potential redemption dates are listed below. The premium applicable to each valuation date is set forth below.
Valuation Date*	Potential Redemption Date**	Premium
January 5, 2027	January 8, 2027	13.700% of the stated principal amount
March 30, 2027	April 2, 2027	17.125% of the stated principal amount
June 29, 2027	July 2, 2027	20.550% of the stated principal amount
September 29, 2027	October 4, 2027	23.975% of the stated principal amount
December 29, 2027	January 3, 2028	27.400% of the stated principal amount
March 29, 2028	April 3, 2028	30.825% of the stated principal amount
June 29, 2028	July 5, 2028	34.250% of the stated principal amount
September 29, 2028	October 4, 2028	37.675% of the stated principal amount
December 29, 2028	January 4, 2029	41.100% of the stated principal amount
March 29, 2029	April 4, 2029	44.525% of the stated principal amount
June 29, 2029	July 5, 2029	47.950% of the stated principal amount
October 1, 2029	October 4, 2029	51.375% of the stated principal amount
January 4, 2030	January 9, 2030	54.800% of the stated principal amount
March 29, 2030	April 3, 2030	58.225% of the stated principal amount
July 1, 2030	July 5, 2030	61.650% of the stated principal amount
September 30, 2030	October 3, 2030	65.075% of the stated principal amount
December 30, 2030	January 3, 2031	68.500% of the stated principal amount
March 31, 2031	April 3, 2031	71.925% of the stated principal amount
June 30, 2031	July 3, 2031	75.350% of the stated principal amount
September 29, 2031	October 2, 2031	78.775% of the stated principal amount
December 30, 2031 (the “final valuation date”)	N/A	82.200% of the stated principal amount

*Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to any of the underlying indices

** If the valuation date immediately preceding any potential redemption date is postponed, that potential redemption date will also be postponed so that it falls on the third business day after such valuation date, as postponed

Automatic early redemption:	If, on any valuation date prior to the final valuation date, the closing level of the worst performing underlying index is greater than or equal to its initial index level, the securities will be automatically redeemed on the potential redemption date immediately following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.
Index return:	For each underlying index on any valuation date, (i) its closing level on such valuation date minus its initial index level, divided by (ii) its initial index level
Initial index level:	For each underlying index, its closing level on the pricing date
Final index level:	For each underlying index, its closing level on the final valuation date
Trigger level:	For each underlying index, 80% of its initial index level

Worst performing underlying index:	On any valuation date, the underlying index with the lowest index return on such valuation date

Payment at maturity[1]:

If the securities have not previously been redeemed, you will receive at maturity, for each $1,000 stated principal amount security you then hold, an amount in cash equal to:

•  If the final index level of the worst performing underlying index on the final valuation date is greater than or equal to its initial index level: $1,000 + the premium applicable to the final valuation date

•  If the final index level of the worst performing underlying index on the final valuation date is less than its initial index level but greater than or equal to its trigger level:
$1,000

•  If the final index level of the worst performing underlying index on the final valuation date is less than its trigger level:
$1,000 + ($1,000 x the index return of the worst performing underlying index on the final valuation date)

If the securities are not automatically redeemed prior to maturity and the final index level of the worst performing underlying index on the final valuation date is less than its trigger level, your payment at maturity will be less, and possibly significantly less, than $800.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion or all of your investment.

CUSIP/ISIN:	17332TBK4 / US17332TBK43
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/831001/ 000095010325016170/dp238800_424b2-us25a5231d.htm

Hypothetical Payment[1]
If the first valuation date on which the closing level of the worst performing underlying index is greater than or equal to its initial index level is . . .	. . . then you will receive the following payment per security upon automatic redemption or at maturity, as applicable
1st valuation date	$1,137.00
2nd valuation date	$1,171.25
3rd valuation date	$1,205.50
4th valuation date	$1,239.75
5th valuation date	$1,274.00
6th valuation date	$1,308.25
7th valuation date	$1,342.50
8th valuation date	$1,376.75
9th valuation date	$1,411.00
10th valuation date	$1,445.25
11th valuation date	$1,479.50
12th valuation date	$1,513.75
13th valuation date	$1,548.00
14th valuation date	$1,582.25
15th valuation date	$1,616.50
16th valuation date	$1,650.75
17th valuation date	$1,685.00
18th valuation date	$1,719.25
19th valuation date	$1,753.50
20th valuation date	$1,787.75
The final valuation date	$1,822.00
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $889.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.

•	The trigger feature of the securities exposes you to particular risks.

•	The securities do not pay interest.

•	Your potential return on the securities is limited.

•	The securities are subject to the risks of each of the underlying indices and will be negatively affected if any underlying index performs poorly, even if the others perform well.

•	You will not benefit in any way from the performance of the better performing underlying indices.

•	The term of the securities may be as short as one year.

•	You will be subject to risks relating to the relationship among the underlying indices.

•	Investing in the securities is not equivalent to investing in the underlying indices or the stocks that constitute the underlying indices.

•	Your return on the securities depends on the closing levels of the underlying indices on a limited number of days.

•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, is less than the issue price.

•	The estimated value of the securities was determined for Citigroup Global Markets Holdings Inc. by its affiliate using proprietary pricing models.

•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Markets Holdings Inc.’s secondary market rate.

•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.

•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.

•	The EURO STOXX 50® Index and the TOPIX® Index are subject to risks associated with foreign equity securities.

•	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar.

•	The Russell 2000® Index is subject to risks associated with small capitalization stocks.

•	The performance of the TOPIX® Index will not be adjusted for changes in the exchange rate between the Japanese yen and the U.S. dollar.

•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

•	Citigroup Global Markets Holdings Inc.’s offering of the securities does not constitute a recommendation of any underlying index.

•	The levels of the underlying indices may be adversely affected by Citigroup Global Markets Holdings Inc.’s or its affiliates’ hedging and other trading activities.

•	Citigroup Global Markets Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Markets Holdings Inc.’s affiliates.

•	The calculation agent, which is an affiliate of Citigroup Global Markets Holdings Inc., will make important determinations with respect to the securities.

•	Changes that affect the underlying indices may affect the value of your securities.

•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.